Exhibit 10.1

October 11, 2023

Mr. Stephen Zamansky

Delivered via email

Dear Stephen,

Welcome to REV Group! The purpose of this letter is to outline the conditional offer of employment to you to join REV Group. This offer is contingent upon the successful completion of a drug screen and background check.

Position: Senior Vice President / General Counsel

This position is an Executive Officer and is subject to the terms and conditions tied to that distinction.

Supervisor: Mark Skonieczny, Chief Executive Officer

Location: Remote with anticipation of relocation to Brookfield, WI at an agreed upon timeframe in the future.

Start Date: October 30, 2023.

Compensation: This is a salaried exempt position that will pay $450,000 annually, less applicable taxes and deductions, payable in our regular payroll cycle paid every two weeks.

REV Management Incentive Plan: You will participate in the REV Management Incentive Plan (MIP) at the 70% target level, as a percentage of your base pay paid in the fiscal year. Based upon both company and individual performance you can earn up to 200% of your MIP target. Specific details of the plan will be provided after your start date. The MIP is subject to change by the Board of Directors at its discretion. Your first year of participation in MIP will be FY24. Participation in MIP may also be contingent upon signature of a Restrictive Covenant Agreement, as allowed by applicable laws. If applicable, you will receive the Restrictive Covenant Agreement after your start date.

Long-Term Incentive Plan (LTIP): You will be eligible to participate in REV Group’s long-term incentive plan (LTIP). Eligibility and award amounts will be evaluated on an annual basis and must be approved by our board of directors. The normal award cycle is December of each year. Your first grant will be in December 2024, as part of our normal LTIP cycle. Shares vest 25% per year over 4-years. The amount of your grant is based on 100% of your base salary. The actual value of your grant may be modified higher or lower based on individual performance.

At-Hire LTIP Grant: You have been approved for an at-hire LTIP restricted stock award equivalent to $675,000. This award has a zero dollar basis and vests 25% per year over four years, beginning on December 31, 2024 and each December 31 of the following three years. The share values will be calculated using a 30-day REV Group stock price average for the trading period immediately preceding your start date. An award agreement which details this

Exhibit 10.1

award will be provided to you following your start date. For purposes of this at-hire grant, in the event of both (i) a Change of Control (as defined in the LTIP) and (ii) your Termination of Service without Cause or for Good Reason (as defined in the LTIP) within twelve (12) months following the date of such Change of Control, any unvested shares will vest immediately.

Relocation: You are eligible for the Executive Homeowner Relocation Program which requires a signed agreement acknowledging the requirement for repayment, should you leave the company within a 24-month period. The REV Group relocation program is managed by Relocation Today. A representative from Relocation Today will contact you directly regarding next steps after you accept this offer.

Benefits: This position is eligible for the full benefits package offered to REV Group employees. You will be eligible to participate in all employee benefits effective on your start date. For all benefits except the retirement (401k) plan, you will have 30-days from your start date to make your benefit elections. Elections made after your start date will be effective retroactive to your start date. Benefits deductions will also be retroactive to your start date, so we encourage you to make these elections as soon as possible to avoid any necessary “catch up” deductions. Access to the online benefits portal, BenefitSolver, should be available the day following your start date.

You will be eligible to participate in the 401k plan and receive the company match upon your date of hire. You will be able to enroll online at Fidelity NetBenefits within 3 business days following your date of hire.

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Medical Insurance with a Wellness Program - Two plan options available
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Dental Insurance
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Vision Insurance
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Flexible Spending Accounts
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Health Savings Account
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Life Insurance/Accidental Death & Dismemberment Insurance
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Short Term Disability
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401k Retirement Plan
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Vacation - You will be eligible to earn 160 hours on an annual basis pursuant to the Company's vacation policy, as amended from time to time. Vacation is earned monthly on your anniversary date. The vacation policy for employees will be provided to you separately.
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Holiday Pay - there are nine paid holidays
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Employee Assistance Program
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Employee Voluntary Benefits (Additional Life Insurance, Long Term Disability, Accident Insurance, Critical Illness Insurance and Pet Insurance)

This letter is not intended as an offer to a contract of employment for a specific term, but rather is a recitation of compensation and benefits of the offered employment. This letter supersedes any previous offer. Your employment, if you accept this offer, this will be “at-will.” At-will employment means that both you and the Company are free to terminate the employment relationship at any time, with or without cause of notice.

If you have any questions, please let us know. You may formally accept our offer subject to the conditions set forth by electronically accepting here.

We are looking forward to having you join our team and contribute to our continued success!

Exhibit 10.1

/s/ Mark Skonieczny

Chief Executive Officer

I accept this offer of employment:

Name: Stephen Zamansky

Signature: /s/ Stephen Zamansky

Date: 10/11/2023